Exhibit 4.9

Version for Signature

Bicentenario Transport Contract

Entered into between

Oleoducto Bicentenario de Colombia S.A.S.

and

Ecopetrol S.A.

Bogotá D.C., June 20th, 2012

Version For Signature

Table of Contents

CLAUSE 1.	Definiciones	5

CLAUSE 2.	Objeto y Alcance del Contrato	5

Section 2.01	– Objeto	5
Section 2.02	- Modalidad transporte o pague del Servicio	5
Section 2.03	– Modalidad transporte y pague del Servicio	6

CLAUSE 3.	Servicio	6

Section 3.01	– Descripción del Servicio	6
Section 3.02	– Plazo de Prestación del Servicio	6
Section 3.03	– Nominaciones del Remitente	6
Section 3.04	– Notas Crédito	6
Section 3.05	– Entrega y Retiro del Crudo	7
Section 3.06	– Custodia del Crudo	7
Section 3.07	– Retención del Crudo	7

CLAUSE 4.	Valor y Forma de Pago del Servicio	8

Section 4.01	– Valor del Servicio	8
Section 4.02	– Pago y Facturación	9

CLAUSE 5.	La Garantía	11

Section 5.01	– Monto de la Garantía	11
Section 5.02	– Ejecutoriedad de la Garantía	11
Section 5.03	– Plazo de la Garantía y Renovaciones	12
Section 5.04	– Garantía Emitida por Instituciones Financieras	12

CLAUSE 6.	Condiciones Precedentes para la Prestación del Servicio	12

CLAUSE 7.	Declaraciones de las Partes	13

Section 7.01	- Declaraciones del Remitente	13
Section 7.02	– Declaraciones de Bicentenario	13

CLAUSE 8.	Responsabilidades	14

Section 8.01	Responsabilidad de Bicentenario	14
Section 8.03	– Efectos de un Evento Justificado	15

CLAUSE 9.	Licencias, Permisos y Autorizaciones	15

CLAUSE 10.	Exclusión de Relación Laboral	16

CLAUSE 11.	Indemnidades	16

CLAUSE 12.	Código de Buen Gobierno y Políticas de Lavado de Activos	17

CLAUSE 13.	Compromiso con la Transparencia. Las Partes se comprometen a	17

CLAUSE 14.	Vigencia	17

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Section 14.01	– Plazo de Vigencia.	17
Section 14.02	– Terminación Anticipada	18

CLAUSE 15.	Cesión	21

CLAUSE 16.	Confidencialidad	21

CLAUSE 17.	Mora	22

CLAUSE 18.	Notificaciones	22

CLAUSE 19.	Ley Aplicable. El presente Contrato se regirá por las leyes de la República de Colombia	23

CLAUSE 20.	Resolución de Controversias	23

Section 20.01	– Controversia y Arreglo Directo	23
Section 20.02	– Arbitraje Legal	23

CLAUSE 21.	Integridad del Contrato y Modificaciones	24

Section 21.01	– Integridad del Contrato	24
Section 21.02	– Modificaciones	24

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Bicentenario Tranport Contract

Oleoducto Bicentenario de Colombia S.A.S.

This Crude Transport Contract (henceforth to be known as the “Contract”), is entered into today, June 20th, 2012 (the “Signature Date”):

1.	OLEODUCTO BICENTENARIO DE COLOMBIA S.A.S., a Colombian Company of a corporate nature, of the type of companies known as the Simplified Joint Stock Companies, with its domicile in Bogotá D.C., incorporated by means of a private document dated August 18th, 2010, registered in the Mercantile Registration on August 18th, 2010, with mercantile registration number 2017702, represented in this Contract by Fernando Gutiérrez Montes, identified as indicated next his signature, duly authorized for this purpose by the Board of Directors, as evidenced in Minutes No. 22 dated May 23rd, 2012 (“Bicentenario”); and

2.	ECOPETROL S.A., a mixed economy company, of a commercial nature, incorporated as a publicly held company of the natural order, related to the Ministry of Mines and Energy, in accordance with Law 1118 issued 2006, governed by its corporate by-laws, which are contained comprehensively in Public Deed number 5314 dated December 14th, 2007, granted before the Second Notary Public in the Notarial Circuit of Bogotá D.C. and in Public Deed number 560 dated May 23rd, 2011, granted at the 46th Notary Public in the Notarial Circuit of Bogotá, D.C., (henceforth to be known as “Ecopetrol”), represented by Alvaro Castañeda, identified as indicated next to his signature (henceforth the “Shipper,” and jointly with Bicentenario, the “Parties” and, each one of them individually, a “Party” or the “Party”).

The Parties have agreed to enter into this Contract, which shall be governed by the terms and conditions provided for in the clauses that are indicated, based on the following

CONSIDERATIONS:

1.	That Bicentenario shall build a private Crude transport system known as “Oleoducto Bicentenario de Colombia” henceforth to be known as the “Pipeline”), in several stages (known as the “Phases” in the AMI).

2.	That, in order to establish the terms and conditions under which the Pipeline shall be designed, financed, built, operated and maintained, Ecopetrol S.A., Pacific OBC, Corp., Pacific OBC 1 Corp., Pacific OBC 2 Corp., Pacific OBC 3 Corp., Meta Petroleum Corp., Petrominerales Colombia Ltd., Hocol S.A., Canacol Energy S.A. (formerly, Rancho Hermoso S.A.), Vetra Exploración y Producción Colombia S.A.S. and Grupo C&C Energía (Barbados) Ltd., entered into the Framework Investment Agreement (henceforth known as he “AMI,” its acronym in Spanish, whose CLAUSE 6(a) was modified by the Shareholders of Bicentenario at the Bicentenario General Shareholders Assembly in its meeting on December 16th, 2011, and said CLAUSE was approved, and Schedule P was modified by means of Addendum number 1, signed on June 20th, 2012.

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3.	That Bicentenario may, among other alternatives, obtain financing with finance institutions (henceforth to be known as the “Lenders”) for the construction of the Pipeline and shall use the funding from the Contract, among others, to pay for the debt that it may enter into with the Lenders.

4.	That for purposes of ensuring the financial viability of the construction, operation and maintenance of the Araguaney-Banadía Segment, the Shipper, in its condition as a Bicentenario Shareholder, shall enter into a crude transport contract by virtue of which during the Ship or Pay Term, the Shipper shall pay the Tariff with respect to the Contracted Capacity, regardless of the number of Barrels actually transported, in accordance with the terms and conditions that are established in this Contract.

5.	That in addition to the financial viability of the Project, the Shipper is interested in transporting the Crude Owned by the Shipper through the Pipeline, and once the Araguaney-Banadía Segment is built and placed into operation, Bicentenario shall have the capacity in the Pipeline to be able to transport the Crude that is owned by the Shipper.

6.	That, simultaneously with this Contract going into effect, Bicentenario shall enter into transport contracts with each of its Shareholders (or with Affiliates of these) under terms similar to this Contract, equivalent to the proportion of their percent shareholding in the Effective Capacity in the Pipeline.

On the basis of the aforementioned considerations, Bicentenario and the Shipper have agreed to enter into this Contract, which shall be governed by the following,

CLAUSES

Clause 1.     Definitions. The terms that are used in uppercase in this Contract shall have the meaning assigned to them in Schedule A of the Contract.

Clause 2.     Purpose and Scope of the Contract.

Section 2.01 Purpose: Subject to the terms and conditions provided for in this Contract and in the Transporter’s Manual, Bicentenario undertakes to provide the Shipper with the Service for the Shipper’s Contracted Capacity. In consideration, the Shipper, undertakes to pay Bicentenario the Tariff in the “Ship or Pay” modality in accordance with Section 2.02 of this Contract and/or in the “Ship or Pay” modality, in accordance with Section 2.03.

Section 2.02 – Modality of transport or pay for the Service: The modality under which Bicentenario will render the Service to the Shipper, with respect to the Shipper’s Contracted Capacity during the Ship or Pay Term, shall be that of transport or pay, by virtue of which the obligation to pay the Tariff for the account of the Shipper with respect to said Shipper’s Contracted Capacity is to be paid in full under the terms of this Contract, regardless of the number of Barrels nominated or actually transported.

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Section 2.03 – Modality of transport and pay for the service: The modality under which Bicentenario will render the Service to the Shipper for the Shipper’s Contracted Capacity during the Ship and Pay Term shall be that of transport and pay, by virtue of which the obligation to pay the Tariff for the account of the Shipper is to be paid under the terms of this Contract, solely for the number of Barrels nominated and actually transported.

Clause 3.       Service.

Section 3.01 Description of the Service:

(a)          The Service that Bicentenario undertakes to render, solely and exclusively comprises: (i) to receive the Crude that is owned by the Shipper at the Point of Entry, which complies with the Quality Specifications in Schedule J of the Contract, (ii) to transport, safe keep and transport the Crude owned by the Shipper through the Pipeline through the Point of Exit, up to the Shipper’s Contracted Capacity, (iii) to place at the disposal of the Shipper, at the Point of Exit, the equivalent amount of Crude owned by the Shipper, adjusted for Volumetric Compensation on account of Quality, and (iv) to transport the Shipper’s Segregated Crude, once the Subsequent Stages enter into operation and provided that it is technically and operationally viable and in compliance with the Transporter’s Manual.

(b)          The Service shall be rendered under the terms established in this Contract and its Schedules, which are an integral part of this Contract.

Section 3.02 - Term for the Provision of the Service: The Service shall be rendered from the Date of Initiation of the Service and through the Date of Termination of the Contract. The initiation of the provision of the Service is conditioned to the occurrence of the Conditions Precedent.

Section 3.03 - Nominations by the Shipper: The Shipper undertakes to make the Nominations in compliance with the procedure established in the Transporter’s Manual. In the event that the Shipper submits nominations for an amount of Crude that is less than the Shipper’s Contracted Capacity, or does not submit a Nomination at all, the Shipper shall be committed to paying the Tariff, multiplied by the Shipper’s Contracted Capacity for the corresponding days of the Calendar Month. The Unused Capacity, what is the result of the total or partial lack of a Nomination of the Shipper’s Contracted Capacity may be offered by Bicentenario in accordance with what is established in Clauses 8 and 11 of the Transporter’s Manual.

Section 3.04 – Credit Notes: In the event that (i) the Shipper has not nominated and/or used the entirety of the Shipper’s Contracted Capacity with respect to a Month of Nomination, thus generating an Unused Capacity, and (ii) Bicentenario has actually traded the Unused Capacity and received the respective payment, then credit notes shall be issued in favor of the Shipper, which shall be credited to the payment of the Service for the immediately subsequent month. The amount of the credit note shall be equal to the amount that Bicentenario has actually traded said Unused Capacity. It is understood that the costs and expenses in which Bicentenario has incurred in the trade shall be assumed by the Shipper that generated said traded Unused Capacity and, in the event that said traded Unused Capacity is used by a Shareholder, said collection shall not be made. In any event no interest shall be applied in favor of the Shipper on account of the grading of its Unused Capacity.

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Section 3.05 – Delivery and Withdrawal of the Crude:

(a)          The Shipper shall be under the obligation to deliver to Bicentenario at the Point of Delivery, the Nominated amounts and approved for the corresponding Month of Operation. Bicentenario may abstain from receiving the Shipper’s Crude that is not included within the respective Nomination in the corresponding Transport Program or that does not comply with the Quality Specifications of Schedule J of the Contract, said abstention not giving rise to any liability whatsoever for Bicentenario.

(b)          Bicentenario commits itself to placing at the disposal of the Shipper at the Point of Exit, in accordance with the Transport Program, the equivalent amount of Crude that Bicentenario may have received from the Shipper, except for: (i) the Adjustments for Volumetric Compensation on account of quality, if any, (ii) any reduction in weight or volume on account of Unidentifiable Losses, in accordance with the provisions of numeral 21.1.3 of the Transporter’s Manual , which the Shipper is aware of and understands, or (iii) reductions or losses of Crude that may be derived from any Justified Event that prevents Bicentenario from placing the entirety of the Crude received at the disposal of the Shipper.

(c)          The Shipper undertakes to receive and withdraw at the Point of Exit, the Crude that Bicentenario places at its disposal, as indicated in the Transport Program for the corresponding Month of Operations.

Section 3.06 - Custody of the Crude: Bicentenario undertakes to take custody of the Crude from the moment that the Shipper delivers it at the Point of Entry through the moment that Bicentenario places the equivalent amount of Crude at the disposal of the Shipper or whoever the latter may indicate at the Point of Exit.

Section 3.07 - Retention of the Crude:

(a)          Without prejudice of any other right or prerogative, and subject to the terms established in Section 3.07(b) of the Contract, Bicentenario shall have the right, at its sole discretion, to retain the Crude that the Shipper has delivered to Bicentenario, in accordance with article 1033 of the Commercial Code, in the event that the Shipper is not fulfilling its payment obligations derived from this Contract or in the event that it is not complying with its obligation to establish and maintain its Guarantee, and in any event, until the Shipper fulfills its obligations. In any even, if said retention is made, the costs and other expenses in which Bicentenario may incur, shall be for the exclusive account of the Shipper.

(b)          For purposes of the retention and sale of the Shipper’s Crude, after 90 Days have gone by from the date on which the Shipper infringed its payment obligation or the obligation to establish or maintain the Guarantee, without the Shipper having rectified the non-fulfillment, Bicentenario shall have the right to send a Provisional Notification to the Shipper and to retain and request the deposit of the Crude under its custody.

(c)          When 150 Days have gone by as of the date on which the Shipper infringed its payment obligation or to establish or maintain the Guarantee, without the Shipper having rectified the non-fulfillment, Bicentenario may request the sale of the retained Crude, in accordance with the applicable norms and the rules that are described in Schedule I of the Contract.

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Clause 4.         Value and Payment Terms for the Service.

Section 4.01. - Value of the Service:

(a)	The Shipper undertakes to pay Bicentenario the Tariff, multiplied by the Shipper’s Contracted Capacity and by the number of days of the corresponding Calendar Month, regardless of whether the Nomination submitted by the Shipper for the corresponding month is lower than the Shipper’s Contracted Capacity, and even when the Shipper has not nominated or transported any Barrels at all.

(b)	In the event that (i) the Date of Commencement for the Payment of the Tariff occurs before the Date of Initiation of the Service, and only for the period between these dates, the Shipper undertakes to pay an amount equivalent to the Tariff, multiplied by the Shipper’s Contracted Capacity, for the corresponding number of Days in the Calendar Month, even despite the fact that the rendering of the Service has not commenced, or (ii) if, during the Ship or Pay term, a suspension in the Service occurs, regardless of whether the causes are attributable to Bicentenario or are derived by a Justified event in accordance with Section 8.03 of the Contract, the Shipper undertakes to pay an amount equivalent to the Tariff, multiplied by the Shipper’s Contracted Capacity for the number of Days during which the suspension persists and even despite the fact that during said period of suspension the Service is not being rendered; these payments shall be subject to the treatment that is indicated below.

(c)	The amounts that the Shipper has paid on account of the Tariff in keeping with what is established in Section 4.01(b) above, if any, shall be considered as advance payments for the Tariff and shall be applied to the payment for the Service as of the twelfth month after the Term for the Provision of the Service has commenced, until all of the balances in favor of the Shipper have been exhausted. The balances in favor of the Shipper that correspond to advance payments of the Tariff shall be credited on a month by month basis until they are exhausted.

(d)	The amount that the Shipper shall have the right to deduct from the amount to be paid for the Service under the terms established in Section 4.01(c) of this Contract shall be the balance obtained from multiplying the Shipper’s Contracted Capacity by the Tariff per Barrel that is applicable at the time that the Service was not rendered, by the number of Days that the Shipper made the payments for, without having received the Service in return.

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(e)	The application and recognition of balances in favor of the Shippers that Section 4.01(c) of this Contract refer to, shall only be in order if, subsequent to the application and recognition the aforementioned balances, Bicentenario is in a position to attend to the payments of principal and interest on the debts entered into with the Lenders, fulfill the coverage indices established in the Contract for the Local Syndicated Loan or in any other agreement with the Lenders, fulfill any other financial obligation or covenant established in the aforementioned instrument, attend to all of the obligations assumed by Bicentenario with third parties, and cover all of the Pipeline operations and maintenance expenses. In order to determine the above, Bicentenario shall prepare, during the first 10 Days of the Calendar Month prior to the Month of Operation with respect to which the balances are to be recognized, a cash flow forecast in accordance with generally accepted accounting principles in Colombia and if it determines in good faith and reasonably, that the balances in the payment of the Tariff would generate a non-fulfillment in the aforementioned items, then Bicentenario shall have the right to abstain from allocating, in whole or in part, as may be indicated by the analysis made in terms of cash flow, the balances that the Shipper may have paid in advance, and the Shipper accepts and acknowledges that it shall then continue to be committed to make the payments of the Tariff in the terms provided for in Section 4.01(a) of this Contract.

Section 4.02. - Payment and Invoicing:

(a)          The value of the Service shall be charged on a monthly basis, in advance, with the issuance of a bill or invoice, as appropriate, during the first 10 Days of the Month for the corresponding Nomination, as of the Date of Commencement for the Payment of the Tariff or of the Date of Initiation of the Payment for the Service, whichever occurs firs. The bill or the invoice, as appropriate, shall include:

(i)	During the Ship or Pay Term: The multiplication of the Tariff by the Shipper’s Contracted Capacity, by number of Days in the Calendar Month that is being invoiced, without prejudice of (A) the credit or debit notes that may be in order, as the effect overutilization or underutilization of the Shipper’s Contracted Capacity by the Shipper in accordance with the approved Nomination process and the Transporter’s Manual, under the terms of Section 3.04 of this Contract and the credit notes provided for in Section 4.02(e)(i)(A), if any, and (B) the application or recognition of balances in favor of the Shipper under the terms of Section 4.01(c) and subsequent sections in this Contract;

(ii)	During the Ship and Pay Term: The multiplication of the Tariff by the number of nominated and approved Barrels in the Transport Program, by the number of Days in the Calendar Month that is being invoiced, without prejudice of (A) the credit or debit notes that may be in order, as the effect overutilization or underutilization of the Shipper’s Contracted Capacity by the Shipper in accordance with the approved Nomination process and the Transporter’s Manual, under the terms of Section 3.04 of this Contract and the credit notes provided for in Section 4.02(e)(i)(A), if any, and (B) the application or recognition of balances in favor of the Shipper under the terms of Section 4.01(c) and subsequent sections in this Contract.

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(b)          Bicentenario shall legalized the bills as of the Date of Commencement of the Service or when the Service is reinstated in the event that there is a suspension in the Service, with the issuance and delivery of invoices within 10 Days following the expiration of the Month of Operation during which the Service that been rendered, which are to indicate (i) the amount of the advance payment actually paid by the Shipper, plus (ii) the amounts that Bicentenario is required to collect on account of the transportation tax.

(c)          The Shipper undertakes to irrevocably pay the bills and the invoices (with respect to amounts other than the advance payments made), within 20 Days following their receipt, in Colombian pesos.

(d)          The Shipper cannot invoke any grounds whatsoever in order to suspend or delay the payment of the bills or of the invoices, not even in the case that these or that the calculation of the Tariff contain errors, unless these are related with the fulfillment of legal requirements for the issuance of bills or invoices. Without prejudice of the above, the Shipper shall have the right to raise objections within 20 business days following receipt of the bills or invoices, with details on the items and amounts it is objecting to, as well as the grounds that give rise to the objection. Once the aforementioned term has expired, without the Shipper having made any objection whatsoever, it shall be understood that the bill or invoices, as appropriate, have been accepted in their entirety by the Shipper.

(e)          In the event that the Shipper were to raise an objection under the terms provided for in the previous literal, Bicentenario shall have a 10 Day term as of the date on which the Shipper has presented the corresponding objection in order to respond to it.

(i)	In case that Bicentenario accepts the objection, or once the term expires without a response being given, in which case it shall be understood that Bicentenario accepted said objection, the following process shall be followed: (A) if the Shipper paid a greater amount that should have been indicated in the bill or invoice, Bicentenario shall recognize it in favor of the Shipper through a credit note equivalent to the entirety of the amounts excess amounts paid to Bicentenario, plus interest calculated at the weighted rate applicable to the active savings deposits for legal entities, on the immediately preceding day to the issue of the credit note, as published by the Finance Superintendence of Colombia, or (B) if the Shipper paid a lesser amount than the one indicated in the bill or invoice, the Shipper shall pay Bicentenario (within 10 Days following the expiration of the term that this numeral refers to), the entire amount owed to Bicentenario, without any interest being generated in favor of Bicentenario in this case; or

(ii)	In the event that Bicentenario does not accept the objection filed, it shall notify the Shipper, attaching the corresponding support documents. The above, without prejudice of what is provided for in Clause 20 of the Contract (Resolution of Controversies).

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(f)          The payment of the bills or invoices, as appropriate, shall be made in immediately available funds in the bank account that Bicentenario may indicate in the corresponding bill or invoice (whether these are in the name of Bicentenario or of the Autonomous Equity Trust Fund where Bicentenario has assigned economic rights derived from this Contract) and in accordance with the Loyalty and Transparency Policy.

(g)          Without prejudice of any other right or prerogative that Bicentenario may have, the non-fulfillment by the Shipper of any monetary obligation in favor of Bicentenario under this Contract, with the exception that it may be an objection to a bill or invoice in accordance with Section 4.02(i) of the Contract shall give rise to the obligation to pay interest at the maximum late payment interest rate permitted by law, accrued as of the date on which the monetary obligation became due and through the date of payment of the total amounts due. Bicentenario may apply any credit note that is generated in favor of the non-performing Shipper, to the payment of the overdue balances.

Clause 5.         The Warranty.

Section 5.01 - Amount of the Warranty: In order to guarantee the fulfillment of each and every one of the Shipper’s obligations under this Contract, whether monetary or not, and without prejudice of the other rights and prerogatives of Bicentenario under this Contract, the Shipper undertakes to establish a Warranty in favor of Bicentenario and to deliver it at least 15 Days in advance of the date on which the Tariff is to be paid in accordance with Section 4.01 of the Contract, in an amount equivalent to 6 months of the Service, which is calculated in accordance with Schedule E. In the event that the Warranty is used partially by Bicentenario, the Shipper undertakes to deliver to Bicentenario, within the following 30 Days, a new Warranty in an amount equivalent to the amount used of the Warranty that is in force.

Section 5.02 - Enforceability of the Warranty: Bicentenario can enforce the Warranty, in its entirety or partially, and at the first requirement upon a non-compliance of the Shipper’s obligations under this Contract. Despite the above, whenever it is a non-compliance in the payment for the Service in the term indicated in Section 4.02(c) of the Contract, Bicentenario may only enforce the Warranty as follows:

(a)	If The Shipper does not fulfill its payment obligation as established in Section 4.02(c) of the Contract, Bicentenario may call on the Warranty as of Day 27 in which the delay persists in the payment, without it having been rectified in its entirety, but in this case, Bicentenario may only enforce the Warranty partially and up to the amount that is overdue, and thus, successively, to the extent that additional overdue payments are generated, all of the above without prejudice of what is provided for in the following paragraph.

(b)	If the Shipper does not fulfill its obligation to renew or deliver a Renewed Warranty to Bicentenario under the terms of Section 5.03 of the Contract, Bicentenario may enforce the Warranty in its entirety, regardless of the fact that the balances in arrears are less than the amount collected by the execution of the Warranty and without prejudice of the other Bicentenario rights and prerogatives under this Contract.

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Section 5.03 - Term for the Warranty and Renewals: Without prejudice of that the Warranty is issued under the terms of Section 5.01, the Shipper is to at all times have and maintain in force, from the date on which the Tariff begins to be paid, in accordance with Section 4.01 of the Contract and through the end of the Ship or Pay Term and for 60 Days more, a Warranty with a minimum term of validity of 6 months, in the amount established in Section 5.01, renewing it for equal periods. The Shipper shall deliver renewal of the Warranty at least 30 Days in advance of the date on which the Warranty in force expires.

Section 5.04 - Guarantee Issued by Financial Institutions: In the case of local financial institutions, the Guarantee is to specifically state that the issuer waives the benefit of excussio that is provided for in article 2383 of the Civil Code. In the case of Guarantees issued by foreign financial institutions, the Guarantee is to state that it is enforceable at first request and irrevocable, and they are to waive the benefit of excussio or similar ones.

Clause 6.        Conditions Precedent for the Rendering of the Service.

(a)          The commencement of the provision of the Service shall be subject to all of the following conditions precedent:

(i)	That the operational tests of the Pipeline have concluded satisfactorily for the Araguaney – Banadía Segment, duly certified by Bicentenario;

(ii)	That the Storage Contract at Coveñas has been entered into;

(iii)	That in compliance with what is established in Article 56 of the Petroleum Code and other applicable norms, the Ministry of Mines and Energy has approved the Crude Pipeline transport tariff for the Araguaney – Banadía Segment;

(iv)	That the Shipper has established and delivered the Guarantee in favor of the Autonomous Equity Trust Fund established by Bicentenario to manage the funds stemming from this Contract;

(v)	That the contract for the operation and maintenance of the Araguaney – Banadía Segment has been entered into; and

(vi)	That Bicentenario has obtained the necessary permits and licenses for the operation of the Araguaney – Banadía Segment.

(b)          Once the Conditions Precedent in numerals (i), (ii), (iii), (v) and (vi) above have been verified, Bicentenario shall send a communication to the Shipper, indicating the Date of Initiation of the Service, with at least 30 Days advance notice before said date, in order for the Shipper to establish and deliver the Guarantee.

(c)          The Conditions Precedent shall be considered failed if, 12 months as of the date of Initiation of the Payment of the Tariff, these have not occurred and the provision of the Service has not commenced. In the event that the Conditions Precedent are considered failed, the Contract shall be terminated, this not causing any right to any indemnity whatsoever in favor of the Shipper. The above is without prejudice of the right that Bicentenario has to request the declaration of non-compliance with the Contract and the respective indemnity as a result of the non-compliance by the Shipper in the payment of the Tariff and/or in the establishment and delivery of the Guarantee.

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(d)          The amounts paid on account of the Tariff and taxes through the date of termination of the Contract, if any, shall not be reimbursed to the Shipper, with the exception of those amounts that, once the objection process for invoices provided for in Section 4.02(e) of the Contract, are to be reimbursed to the Shipper.

Clause 7.        Statements by the Parties.

Section 7.01 - Statements by the Shipper: The Shipper declares, in favor and for the benefit of Bicentenario, that:

(a)	It is a company dedicated to the exploration, exploitation and production of Crude in Colombia, established in the Republic of Colombia, in accordance with Colombian legislation.

(b)	It is fully enabled, in accordance with the laws of the Republic of Colombia, its corporate By-laws and other provisions of a company or corporate nature, to enter into this Contract and to comply with the obligations entered by virtue of it, and that signing and entering into the Contract has been authorized by means of all of the corporate requirements and other applicable actions.

(c)	The signing and execution of the Contract does not represent any violation or infringement of the terms or provisions of any contract or agreement in which it or its Affiliates are a party to, its By-laws, or any law, regulation or judicial order.

(d)	This Contract represents a valid and binding obligation for the Shipper and that it is enforceable in accordance with its terms and conditions, except for the overall rights of creditors under a corporate reorganization or liquidation process.

Section 7.02 - Statements by Bicentenario: Bicentenario states, in favor of, and for the benefit of the Shipper, that:

(a)	It is a Simplified Joint Stock Company, incorporated in the Republic of Colombia in accordance with Colombian legislation, dedicated, among others, to the construction, operation and maintenance of the Pipeline.

(b)	It is fully enabled in accordance with the laws of the Republic of Colombia, its corporate By-laws and other provisions of a company or corporate nature, to enter into this Contract and to fulfill the obligations acquired by virtue of it, and that entering into it and fulfilling it have been authorized by means of all of the corporate requirements and all of the other corresponding actions.

(c)	The authorizations exclusively related with the construction of the Araguaney-Banadía Segment are in force.

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(d)	This Contract represents a valid and binding obligation for Bicentenario and is enforceable in accordance with its terms and conditions, except for the overall rights of creditors under a corporate reorganization or corporate liquidation process.

(e)	That for the purpose of the operation of the Pipeline, it has engaged Ecopetrol S.A., or, in the case that it has not engaged it, it shall contract with a diligent Operator that has ample experience.

Clause 8.        Liabilities.

Section 8.01 Bicentenario Liability: Without prejudice of what is established in the Transporter’s Manual:

(a)	Bicentenario shall be responsible for any damages that if may cause to the Shipper as a consequence of the defective or late rendering of the Service and shall be responsible for the Identifiable Losses that may be generated in the provision of the Service, and can only be exonerated of its liability, in whole or in part, to the extent that it demonstrates that the losses arose as a consequent of a Justified Event and that, in addition, Bicentenario adopted a Reasonable Effort. In all other events, other than those related with the rendering of the Service, Bicentenario shall only be liable to the extent that it incurs in gross negligence or intentional misconduct.

(b)	Without prejudice of the above, it shall not be considered that there has been a defective or tardy execution in the Service, and thus, shall not be considered non-compliance by Bicentenario, when there are suspensions in the Service that need to be executed in order to perform prevention and maintenance tasks on the Pipeline for the construction of a certain subsequent segment to the Araguaney – Banadía Segment, which shall be informed in writing to the Shipper.

(c)	In the event of damages derived from the defective or tardy provision of the Service on account of causes attributable to Bicentenario, or in the event of either total or partial Identifiable Losses attributable to Bicentenario, Bicentenario shall repair the damage suffered by the Shipper under the terms and conditions and with the limitations that are indicated below. For such purposes, the Parties declare, accept and understand that, unless the damage or the Identifiable Loss is produced by gross negligence or willful misconduct by Bicentenario - Bicentenario shall only be liable: (i) on account of consequential damages, for up to 75% of the Declared Value of the Barrels of Crude lost, and (ii) on account of loss of profits, up to 25% of the amount that Bicentenario is to indemnify in accordance with (i) above. All of the above, provided that the damage is duly proven.

(d)	Bicentenario shall be liable for the Unidentifiable Losses that exceed 0.5% of the deliveries, as provided for by 20.2 of the Transporter’s Manual.

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Section 8.02 Shipper’s Liability:

(a)	The Shipper shall be liable for the damages that it may cause to Bicentenario for the non-fulfillment of its obligations under the Transporter’s Manual and of the Contract and shall be liable for any damage that may be derived from, or that is a consequence of the actions or omissions by the Shipper, its workers, dependents, contractors, sub-contractors and of the actions or omissions of these.

(b)	The Shipper shall only be exonerated of fulfilling its obligations when the Service is interrupted for causes attributable to Bicentenario, its workers, dependents and contractors and sub-contractors or those of these, or when force majeure or a fortuitous circumstance occurs. Despite the above, when the Service is interrupted during the Ship or Pay Term, the Shipper undertakes to pay the Tariff during the period of suspension of the Service, but in this case, it shall be done in accordance with Section 8.03(c).

Section 8.03 Effects of a Justified Event: In the event that a Justified Event were to occur, which totally or partially suspends the rendering of the Service:

(a)	Bicentenario shall notify its occurrence in writing to the Shipper, within 24 hours following the moment that it is apprised of the occurrence of the Justified Event, committing itself to forward all of the details within the following 5 business Days.

(b)	Bicentenario is to perform all of the reasonable proceedings that may be required as soon as possible in order to reestablish the Service and the Contract obligations as soon as possible. Moreover, it is to perform all Reasonable Efforts in order to minimize or mitigate any delay or additional costs that could be caused, and to keep the Shipper advised on progress.

(c)	The Shipper is to continue paying the Tariff and these payments are to be treated as established in Section 4.01(c) and subsequent sections of this Contract. Despite the above, if the Justified Event suspends the rendering of the Service of a period equal to or greater than 6 continuous and uninterrupted months, as of the date on which the event occurred, the Shipper shall have the right to terminate this contract without giving rise to any indemnity whatsoever in favor of Bicentenario. If the suspension of the Service is due to an inherent defect of the Crude or to fault attributable to the Shipper, the Shipper shall be liable in accordance with what is provided for in Section 8.02 of this Contract and Clause 18 of the Transporter’s Manual.

Clause 9.        Licenses, Permits and Authorizations. The Parties undertake to obtain and maintain all of the licenses, permits and authorizations required for the execution of the Contract purpose in force. Each Party shall be individually responsible for all of the risks, fines, sanctions or damages that may be caused on account of the absence of any license, permit or authorization that it is obligated to obtain, and in this sense, shall indemnify and shall hold the other Party harmless and shall defend it for this event before authorities, judges and third parties.

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Clause 10.      Exclusion of a Labor Relationship.

(a)          This Contract establishes an exclusively commercial relationship between the Parties, associated with the provision of the Service. Consequently, this Contract does not establish a labor or subordination relationship, or of intermediation whatsoever between the Parties, or between either of them, or of the personnel that, by virtue of the Contract, each Party may designate for its fulfillment.

(b)          Each Party and its subcontractors, and their respective workers shall not be have any labor subordination to the other Party, nor shall they be intermediaries of the other Party, and shall have full technical, administrative and management autonomy with respect to their obligations under this Contract. Consequently, each Party shall assume all the risks, using its own means, and hiring the personnel that it requires for the execution of this Contract, and in entering into and in the timely execution of the Contract, shall strictly comply with its labor obligations as the true and sole employer of its workers, as the case may be. Each Party undertakes to hold the other Party harmless from any claim that it may receive with respect to or on account of non-compliance with the aforementioned norms. Consequently, entering into this Contract does not give rise to the establishment of a franchise, joint venture, or company, nor does it create an employee or commercial agent relationship between the Parties.

(c)          Neither of the Parties is authorized to act on behalf of or in representation or for the account of the other, except for what may be specifically authorized in writing.

Clause 11.      Indemnities.

(a)          Without prejudice of what is provided for in Clause 8 of the Contract, both the Shipper and Bicentenario, independently, shall be liable to each other for all and any direct and foreseeable damages that are attributable to their sole responsibility or that of its employees or dependents during the Term of the Contract or as a consequence of it, and commit themselves to protect and fully exonerate the other Party and its managers, employees and agents from all and/or any claims, suits or actions, liabilities, costs, expenses or damages that are derived from acts that are attributable to its sole responsibility or that of its employees or dependents. The Shipper specifically accepts that any payment on account of indemnity in favor of the Shipper shall be subordinated to all amounts due and the obligations entered into by Bicentenario by virtue of the indebtedness with the Lenders have been fulfilled and have been paid for in their entirety.

(b)          In order for each Party to fulfill its obligation of indemnity, as the case may be, the other Party shall request it within 45 Days following the date in which it has been apprised of the damage or claim. In the event that the respective Party is not in agreement that an even or an act covered by the indemnity obligation that has herein been agreed to has occurred, it is to: (i) inform this to the other Party within the following 15 business days, (ii) proceed in accordance with the provisions of Clause 20 of this Contract, and (iii) in any event, the Parties are to act diligently and in good faith while the controversy is resolved.

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(c)          On the basis of this Clause, if it were to be considered necessary, either of the Parties may call the other Party in guarantee in any type of process that may be undertaken against it.

Clause 12.     Good Governance Code and Anti-Money Laundering Policies. The Parties undertake to respect and abide by the Good Governance Code and the Policies of Loyalty and Transparency of Bicentenario, which are attached to this Contract in Schedule C and Schedule D. Moreover, the Parties undertake to respect and abide by the Shipper’s Good Governance Code and the Anti-Money Laundering Policies, whenever these are to be applied. In the event that there are provisions that are contradictory between the Bicentenario policies and those of the Shipper, the Parties shall in good faith agree to a solution and a course of action to be followed.

Clause 13.      Transparency Commitment. The Parties undertake to:

(a)	Maintain appropriate behaviors and controls to ensure ethical actions that are in keeping with the norms in force.

(b)	Abstain from performing (directly or indirectly, or through employees, representatives, affiliates or contractors), payments, loans, gifts, gratuities commissions, to employees, managers, administrators, contractors or vendors of Bicentenario, public officials, members of popular election corporations or political parties, with the purpose of inducing these persons to perform any action or to make a decision, or to use their influence, with the purpose of contributing to obtain or retain businesses with respect to the Contract.

(c)	Abstain from originating inaccurate records or information, or from disseminating information that affects the image of the other Party when it is based on assumptions that are not demonstrated.

(d)	Avoid any situation that may generate a conflict of interest. By virtue of this commitment, the Shipper shall comply with the rules that are established in the Bicentenario Code of Good Governance regarding conflict of interest.

(e)	Mutually and reciprocally communicate any deviation in the course of action indicated in this Clause.

(f)	In the case of Bicentenario, give equal and fair treatment to all shippers with a Contracted Capacity in the Pipeline.

Clause 14.      Duration.

Section 14.01 - Term of Duration: This Contract shall enter into force on the Date of Signature and shall continue to be valid, first, (i) during the Ship or Pay Term, under the modality of “transport or pay,” with respect to the Shipper’s Contracted Capacity, and then, (ii) during the Ship and Pay Term, under the modality of “transport and pay,” for up to the Shipper’s Contracted Capacity, for which the Parties shall agree to the applicable terms and conditions, including, but not limited to the revision of the Tariff and the demand of the Guarantee, or not; unless it is terminated in accordance with Section 14.02.

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In the event that the Parties do not agree to the terms and conditions for the Ship and Pay Term, in accordance with the previous paragraph, the terms and conditions established for the Shipper’s Contracted Capacity and the Transporter’s Manual shall govern, insofar as applicable, and the tariff that is equivalent to an amount that permits Bicentenario to cover the Pipeline maintenance, operation and management expenses, and the expenses for depreciation, amortization and taxes shall be applied, as well as a fair profit.

Section 14.01 - Early Termination:

(a)          The Shipper can only declare the early termination of this Contract, at any time, in any of the following events:

(i)	The winding up and liquidation of Bicentenario.

(ii)	If the Precedent Conditions are considered failed after 12 months as of the Date of Initiation of the Payment of the Tariff and the rendering of the Service has not commenced, in accordance with Clause 6(c) of this Contract.

(iii)	If at any time, after the Date of Initiation of the Service, Bicentenario does not render the Service for a period that exceeds 6 uninterrupted months, on account of a Justified Event.

(iv)	Whenever Bicentenario has notified the Shipper that it has paid the Lenders or third parties the entire debt under the loan contracts entered into with the Lenders, for which purpose, the Shipper is to provide notification in writing of said decision with at least 60 Days advance notice to the proposed date for the termination of the Contract.

(b)          Bicentenario may only declare the early termination of this Contract, in any of the following events:

(i)	The non-fulfillment by the Shipper of the obligation to pay the Tariff, without having remedied said non-fulfillment during a period of 150 Days as of the date on which the Shipper should have paid the corresponding invoice. Without prejudice of the aforementioned period, Bicentenario may:

(A)	Collect on the Guarantee in accordance with Section 5.02 of the Contract;

(B)	Retain the Shipper’s Crude in accordance with Section 3.07 of the Contract;

(C)	90 Days as of the date on which the corresponding invoice should have been paid, dispose of the Shipper’s Contracted Capacity and offer it temporarily to other Shareholders or to third parties, in accordance with the priority rules established in the Transporter’s Manual, without the Shipper having any right to nominate any Crude whatsoever while the non-compliance subsists; and/or

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(D)	initiate the necessary steps so that, once the advance termination of the Contract has concluded, Bicentenario may offer the Shipper’s Contracted Capacity to the other Shareholders or to any third party under a firm capacity commitment.

(ii)	The non-fulfillment of any of the Shipper’s obligations under this Contract and the Transporter’s Manual, other than the obligation to pay the Tariff and to establish and to renew the Warranty, said non-fulfillment not having been remedied in a period of 90 Days as of the date on which Bicentenario notified the Shipper of the non-compliance.

(iii)	The non-delivery of the Guarantee or of its respective renewals within the terms set out in this Contract, or that for any circumstance attributable to the Shipper, the Guarantee cannot be enforced, without said non-fulfillment having been remedied in a period of 60 Days as of the date on which Bicentenario notified the Shipper of the non-fulfillment. However, if at the time of the non-fulfillment, the Shipper is also is also in non- compliance in the payment for the Service, the term to rectify it shall be 30 Days.

(iv)	The early termination of the Contract entered into with the Shipper by Bicentenario, as a result of the occurrence of any of the events described in Section 13.02(b) of the Storage Contract.

(v)	The winding up and liquidation of the Shipper.

(vi)	The entering into a legal transaction by virtue of which it seeks to be substituted in the contractual position derived from this Contract, or assigning a right or an obligation derived from it, without prior authorization in writing by Bicentenario and the Lenders, unless it is a matter of the assignments permitted under Clause 15(b) of the Contract, when such non-fulfillment has not been rectified in a period of 30 Days as of the date on which Bicentenario notified the Shipper of the non-fulfillment.

(c)          The exercise by either of the Parties of the authority to declare the termination of this Contract (i) shall be evidenced in a written communication that one of the Parties shall deliver to the other, (ii) shall have the prior authorization of the Lenders, in the event that the latter require it, when it is a matter of the circumstances provided for in Section 14.02(b) of the Contract, and (iii) in any event, shall not restrict the attribution of the performing Party to adopt or to enforce any right or prerogative that it conferred to it by this Contract or by the laws in force, including the enforcement of the Guarantee in the case of Bicentenario.

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(d)          If, as a consequence of the early termination of the Contract by Bicentenario, in accordance with the provisions of Section 14.02(b) of this Contract, (A) the Lenders require the advance payment of the loan entered into by Bicentenario under the Local Syndicated Loan; and/or (B) Bicentenario, after exercising commercially reasonable endeavors and efforts for a period of 6 months as of the early termination of this Contract, has not entered into a transport contract with a third party under conditions similar lo those of this Contract, that permit it to pay the costs and expenses for the Bicentenario debt with the Lenders under the Local Syndicated Loan; and/or (C) the “Purchase Option” (as this term is defined in the AMI) has not been exercised within 6 months following the date on which the early termination of the Contract has taken place; the Shipper is to pay into the autonomous equity trust fund to which Bicentenario has assigned the economic rights derived from this Contract, whenever the latter requires it, an amount equivalent to:

(i)	The outstanding balance of the debt that Bicentenario has with the Lenders under the Local Syndicated Loan as of the date on which the early termination of the Contract takes place, multiplied by the Shipper’s percent share in Bicentenario; plus

(ii)	Any other reasonable costs or expenses in which Bicentenario incurs as a consequence of the early termination of the Contract.

(e)          Whenever Bicentenario declares the termination of this Contract under the provisions of Section 14.02 and has Crude delivered by the Shipper under its custody, Bicentenario shall place said Crude at the disposal of the Shipper within a reasonable term that is not to exceed 15 Days as of the date of delivery of the communication that Section 14.02(c) refers to, unless (i) there is any obligation for the account of the Shipper pending fulfillment, with respect to which Bicentenario may exercise the right of retention provided for in Section 3.07 of this Contract; or (ii) it is operationally not possible to comply with this term, in which case, an additional term shall be agreed to, which, together with the original term, shall not exceed 30 Days.

(f)          The early termination of this Contract does not exonerate the Shipper or Bicentenario of fulfilling their corresponding obligations and responsibilities during a period prior to the date on which this Contract is terminated. In the event that the Shipper, particularly with respect to the payment of the Tariff pending payment and the amounts indicated in Section 14.02(d), if applicable. Moreover, Bicentenario may make the Guarantee effective in whole or in part at any time in an Event of Non-fulfillment by the Shipper, without prejudice of what is established in Section 14.02(b)(i) of the Contract.

(g)          In any event of termination of this Contract, the Parties undertake to sign finalization minutes and for the determination of pending accounts, within a reasonable term that they may mutually agree to, which in no case may be greater than 90 Days, which shall contain the minimum information that Bicentenario shall require from the Shipper, before the preparation of these Minutes. Whenever, as a consequence of the aforementioned Minutes provided for in this Section 14.02(g), either of the Parties owes the other any amount, the creditor is to issue and deliver to the other Party, an invoice or a bill that is to be payable within the term that is provided for in Section 4.02(c) of the Contract.

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Clause 15.      Assignment.

(a)          Without prejudice of what is provided for in Clause 15(b) of this Contract, neither of the Parties can replace itself validly in its contractual position, nor can it validly assign any right or obligation derived from this Contract, without the prior, specific and written authorization of the other Party. In the event that the intent of the assignment affects the fulfillment by Bicentenario of the obligations contained in the Local Syndicated Loan Contract, or if it were to have an Adverse Material Effect (as this term is defined in the Local Syndicated Loan Contract), said assignment is also to be previously approved by the Lenders. However, Bicentenario may assign the economic rights of this Contract in favor of autonomous equity trust funds that serve the purpose of paying for the obligations of the loan contracts entered into with the Lenders, this not requiring the prior authorization by the Shipper or by the Lenders.

(b)          The Shipper only needs to notify Bicentenario with at least 10 Days advance notice, of the event, and is to deliver the documents that may be required Bicentenario in order to bear evidence of said circumstance, whenever:

(i)	It is a “Permitted Transfer” in accordance with what is provided for in Clause 15(b) of the AMI;

(ii)	The assignee Shipper is an affiliate of the assignor Shipper; or

(iii)	The assignment or transfer of this Contract is produced as a consequence of the merger, spin-off or any other form in which all or part of the rights and obligations of the Shipper are transferred to another company that is an Affiliate of the Shipper, as a consequence of a reorganization of the corporate and entrepreneurial structure of the Shipper.

(c)          Bicentenario may condition the granting of the authorization that Clause 15(a) of this Contract refers to, to the fulfillment of the obligations or the conditions that Bicentenario and the Lenders decide to establish, and that in any event, have the purpose of: (i) ensuring the credit quality of the assigned Shipper with respect to any financing obtained by Bicentenario, (ii) verifying the condition as a crude producer of the assigned Shipper, and (iii) obtaining the authorization of the Lenders.

Clause 16.    Confidentiality.

(a)          The Parties mutually agree to provide each other with all the technical, commercial legal and other information that they may require for the execution for the execution of this Contract.

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(b)          The Parties shall maintain, and undertake that their shareholders, employees, members of the board of directors, representatives, managers, Affiliates, and the shareholders, employees, members of the board of directors, representatives, managers of these, maintain under strict confidentiality all the information that they may have or obtain under this Contract, with the understanding that the above shall not apply to: (i) information that is available or that may be disclosed to the general public, provided that it has not been disclosed by either of the Parties or by any of their shareholders, employees, members of the board of directors, representatives, managers, Affiliates and the shareholders, employees, members of the board of directors, representatives and managers of these, with the consent of the other Party; or (ii) information whose disclosure may be required by an applicable law or regulation, judgment or arbitration award.

(c)          The confidentiality obligation that is agreed to under this Clause 16 shall be in force (i) throughout the entire Term of Validity plus 2 more years, or (ii) in the case of early termination of the Contract, up to 2 more years as of the date on which the Contract is terminated, under the provisions of Section 14.01.

Clause 17.      Arrears. The Parties specifically waive the formalities of requirement to be declared in arrears in the event of delays or omission in the fulfillment of obligations that they enter into through this Contract and thus, to be called judicially for being in arrears. For these purposes, the Parties specifically accept that the written communication that the performing Party addresses to the non-performing Party shall be sufficient.

Clause 18.      Notifications.

(a) Unless the contrary is specifically provided for, all authorized or required notifications between the Parties under any of the provisions of this Contracts, as well as any communication that one Party may wish to give to the other Party, shall be delivered for the attention of and to the following addresses:

To the Shipper:

For the attention of:	Alvaro Castañeda
Address:	Carrera 13 No. 36-24, Bogotá D.C.
e-mail address:	alvaro.castaneda@Ecopetrol.com.co
Telephone:	234-43565

To Bicentenario:

For the attention of:	Sofía Sepúlveda Arcila
Address:	Cra 11 No. 84 - 09 Piso 8, Bogotá D.C., Colombia
e-mail address:	sofia.sepulveda@bicentenario.com.co
Telephone:	+57 (1) 319-9200

(b)          All notifications and communications are to be made in writing, in Spanish, and shall delivered personally or by private or certified mail service, or by any electronic transmission means for written communications that provides acknowledgement of receipt or written confirmation of complete transmission of the notification, both of its content, as well as with respect to the addressee.

(c)          Either of the Parties may modify, at any time, its information for notifications, by means of a communication in writing to the other Party. The modifications thus made shall only have effect and shall be obligatory of the other Party as of the eleventh business day following the day on which the corresponding Party has received the notification of change in the information.

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(d)          Unless there is explicit evidence to the contrary, the communications that one Party delivers to the other at the addresses indicated in Clause 18(a) of this Contract, shall be understood to have been received: (i) on the same day if the delivery is made in person, (ii) on the next business day after it has been sent, if it has been sent by electronic mail, or (iii) on the fifth business day after it has been sent, if it has been sent by certified mail.

Clause 19.      Applicable Law. This Contract shall be governed by the laws of the Republic of Colombia.

Clause 20.      Resolution of Controversies.

Section 20.01 - Controversies and Direct Settlement:

(a)          All differences or controversies that may arise between the Parties on account of this Contract, or with relation to the Contract (the “Controversy”), shall be resolved by means of the mechanisms indicated in this Clause 20, prior notification in writing by one Party to the other regarding the existence of the Controversy (the “Notification”).

(b)          The legal representative of Bicentenario and the legal representative of the Shipper shall y attempt to reach a direct settlement that definitively resolves the Controversy and that is to be evidenced in writing within 60 Days following the date on which the Notification was sent. If the Parties reach a direct settlement that is evidenced in writing as provided for in this provision, this settlement shall have the effects of a transaction and shall be confidential under the terms of the confidentiality clause of this Contract, and shall not represent an admission of responsibility nor proof of it, unless the contrary is specifically stated. Moreover, the documents exchanged between the Parties on account of the Controversy shall also be confidential in the terms of the Confidentiality Clause of this Contract and cannot be used as proof by the Parties.

(c)          If the term indicated in Section 20.01(b) above were to expire, the Parties not having reached a direct settlement that is evidenced in writing, the Controversy shall be resolved in accordance with the following sections, as the case may be.

Section 20.02 - Legal Arbitration: If the Controversy is not resolved by direct settlement in accordance with Section 20.01, the Controversy shall be resolved definitively by means of arbitration, in accordance with the following provisions:

(a)	The Arbitration Court shall comprise 3 arbitrators designated by mutual agreement between the Parties.

(b)	If the Parties were not to designate arbitrators by mutual agreement within a term of 20 Days as of the request to call the Court together, the arbitrators shall be designated by the Center for Arbitration and Conciliation of the Bogotá Chamber of Commerce from “List A” of arbitrators of the aforementioned center.

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(c)	The Court shall be based in the city of Bogotá.

(d)	The proceedings shall be conducted in Spanish.

(e)	The arbitration shall be legal and shall be administered by the Center for Arbitration and Conciliation of the Bogotá Chamber of Commerce.

(f)	At the time that they accept their designation, the arbitrators are to state, in writing, to the Parties, their independence and impartiality to act as arbitrators in the Controversy.

(g)	The arbitration is to be conducted under the law.

(h)	The Shipper cannot invoke the commitment clause as the basis to prevent or oppose itself to being called in guarantee by Bicentenario.

Clause 21.      Entirety of the Contract and Modifications.

Section 21.01 - Entirety of the Contract:

(a)          This Contract includes the comprehensive and entire terms agreed upon by the Parties to govern the legal transport business agreed to between them, with respect to the Shipper’s Contracted Capacity and the Service. The Parties mutually agree to fully invalidate all of the agreements, conventions, contracts, understandings or conversations that they may have held before the Date of Signature with respect to the Service and the Shipper’s Contracted Capacity, with the exception of the provisions provided for in the AMI.

(b)          If any provision of the Contract were to be prohibited, were null, recognized as ineffective or could not be enforced in accordance with the legislation in force, the rest of the provisions shall survive with their full binding and obligatory effects for the Parties, unless that the prohibited, null, ineffective or unenforceable provision were to be essential, in such a way that the fulfillment of the Contract, in the absence of said provision would not be possible, In those events, the Parties undertake to negotiate, in good faith, a clause that is legally valid, the purpose of which is the same as that of the provision or provisions that suffer from the defects of nullity, invalidity or unenforceability.

(c)          The provisions of this Contract shall prevail over the provisions contained in the Transporter’s Manual and the AMI.

Section 21.02 - Modifications: Only those modifications to this Contract that are in writing and signed by both Parties shall be valid. In the event that the modification that is sought to be made may affect the fulfillment by Bicentenario of the obligations contained in the Local Syndicated Loan Contract or leads to an Adverse Material Effect (as this term is defined in the Local Syndicated Loan Contract), said modification is also to be approved in advance by the Lenders.

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[SPACE INTENTIONALLY LEFT BLANK]

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Bicentenario Transport Contract
Signature Page

For the Shipper,

Signature:
Name:	Alvaro Castañeda
Position:	Transport and Logistics Vice President
C.C.:	79.277.194 issued in Bogotá D.C

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Bicentenario Transport Contract
Signature Page

For BICENTENARIO,

Signature:
Name:	Fernando Gutiérrez Montes
Position:	Legal Representative
C.C.:	17.146.690

Version for Signature Schedule A Definitions

Schedule A
Definitions

The definitions contained in this Schedule A shall apply to the Contract and to any Addendum that may be signed, as well as to any other Schedule or communication exchanged between the Parties.

Shareholder: Means each of the Bicentenario shareholders.

Affiliate: Means, with respect to any person, any other person, controlled directly or indirectly by said person, Controlling said person, or subject to Common Control by said person.

Adjustments for Volumetric Compensation on account of Quality: Means the adjustments and measurements made by Bicentenario under the terms provided for in Schedule A of the Transporter’s Manual, in order to establish the ownership of the Crude between the shippers, based on the Crude differences that Bicentenario may permit to withdraw at the Point of Exit, with respect to the Crude that Bicentenario receives at the Point of Entry.

AMI: Shall have the meaning attributed it in Recital Number 2 of this Contract.

Calendar Year: Means the term that commences on January 1st of each year and ends on December 31st of the same year.

Provisional Notification: Means the notification that Bicentenario gives to the Shipper regarding its intent to retain the Shipper’s Crude to pay the amounts in favor of Bicentenario and for the account of the Shipper, under the terms established in Schedule I of this Contract.

Barrel: Means the volume equivalent to 42 United States of America. Each gallon is equivalent to 3.7853 liters.

Barrels per Calendar Day (bpcd): Means the measurement unit of flow that refers to the average amount for a given period.

Bicentenario: Means the Bicentenario de Colombia S.A.S. company, as it is identified at the outset of this Contract.

Contracted Capacity: Means the capacity of the Pipeline committed by means of Transport Contracts.

Shipper’s Contracted Capacity: Means the Crude transport capacity through the Pipeline that the Shipper has a right to transport by virtue of this Contract. Said Shipper’s Contracted Capacity corresponds to the percent shareholding of the Shipper and/or its Affiliates in Bicentenario, applied to the Effective Capacity of the Pipeline. The Contracted Capacity of all the Bicentenario Shareholders and/or their Affiliates shall in no case be less than 110,000 bcpd.

Version for Signature Schedule A Definitions

Effective Capacity: Means the maximum average transport capacity that can effectively be disposed of for the transport of Crude during a given period. It is calculated as the product of the Nominal Capacity times the Service Factor.

Nominal Capacity: Means the maximum transport capacity, during a given period, between a pump station and a terminal at the Pipeline, or between two pump stations, calculated in consideration of the equipment installed in the system and the foreseen quality of the Crude to be transported. It is expressed in terms of bcpd.

Unused Capacity: Means that part or the total Shipper’s Contracted Quantity that the respective Shipper does not nominate or decides not to use temporarily.

Commissioner: Means the Bolsa Mercantil de Colombia S.A. or any other entity that fulfills the same or better suitability standards to undertake an auction for commodities, particularly for Crude.

Conditions Precedent: Are the conditions that are indicated in Clause 6(a) of this Contract.

Controversy: Shall have the meaning assigned in Section 20.01(a) of the Contract.

Good Governance Code: Is the Bicentenario Good Governance Code, attached as Schedule C of the Contract.

Contract: Is this Crude transport Contract.

Storage Contracts: Means the Crud storage contract that shall be entered by Bicentenario with the Shipper or its Affiliates for the provision of the Crude Storage in the 2 tanks, for a capacity of up to 1,200,000 Barrels, which shall be built by Bicentenario at the Coveñas Terminal.

Local Syndicated Loan Contract: Means the syndicated loan contract that Bicentenario entered into with Lenders domiciled in Colombia on May 8th, 2012, the purpose of which is to grant a loan for up to COP$ 2,100,000,000,000, destined to finance the construction, start-up and maintenance of the Araguaney-Banadía Segment.

Transport Contracts: Means the Crude transport contracts by means of which Bicentenario commits the Pipeline capacity.

Control: Means the capability of a person to subject his will to the decisions o another or other persons. Control is presumed if the presumptions of subordination that article 261 of the Colombian Commercial Code exist.

Crude: Means crude oil, in accordance with the definition included in article 1 of the Petroleum Code, which exists in its liquid phase in natural underground reservoirs and that remains liquid at atmospheric pressure after having passed through the surface separation facilities.

Owned Crude: Means the Crude Produced by the Shipper or its Affiliates and/or the Crude that has in any other way been acquired by the Shipper or its Affiliates.

Version for Signature Schedule A Definitions

Produced Crude: Means the Crude (i) with respect to which a Shipper or its affiliates have taken part in the production, extraction, collection, treatment, storage or transfer operations or activities, individually or jointly with another person, by virtue of a concession, association, exploration and production or operations contract, or under any other title, by virtue of which the Shipper or its Affiliates have the State authorization to extract the resource, and that (ii) can include the Crude, necessary Diluent or mixes to take that Crude from the previous numeral up to the minimum technical specifications to be able to be effectively transported through the Pipeline.

Segregated Crude: Means the Crude that is decided to be transported through the Pipeline, by agreement between Bicentenario and the Shipper, without being mixed with other Crudes.

Day or Days: Shall be a calendar day or calendar days, respectively.

Diluent: Means the natural or refined product that is mixed with the Crude in order to bring the Crude to the minimum technical specifications to be able to be effectively transported through the Pipeline.

Reasonable Effort: Means the reasonable and timely measures that may have been taken by a transporter, in accordance with the requirements of the operation of a pipeline with similar characteristics to those of the Pipeline, in order to prevent any damage or its aggravation.

Quality Specifications: Means the quality specifications that the Crude is to have for its transport through the Pipeline, which are described in Schedule J of the Contract.

Araguaney Station: Means the set of facilities and assets for the receipt of the Crude, located at the village of ‘Araguaney,’ located at the Municipality of Trinidad, Department of Casanare, Republic of Colombia.

Banadía Station: Means the set of facilities and assets for the receipt of Crude and the connection to the CLC System, located at the Municipality of Saravena, Department of Arauca, Republic of Colombia.

Monterrey Station: Means the set of facilities and assets for the receipt of Crude and the connection to the Monterrey – Araguaney System, located at the Municipality of Monterrey, Department of Casanare, Republic of Colombia.

Subsequent Stages: Means the other Pipeline construction stages, subsequent to the Construction of the Araguaney – Banadía Segment.

Non-Fulfillment Event: Means any of the events described in Section 14.02(b) of the Contract.

Justified Event: Means any force majeure or fortuitous circumstance event, inherent defect of the Crude, or any act or event produced by a third party, including, but not limited to guerrilla or terrorist acts, or any type of public order disturbance that causes damages to the Pipeline or events that interrupt, delay or prevent the fulfillment of the obligations by Bicentenario.

Version for Signature Schedule A Definitions

Service Factor: Means the effectively usable percentage of the Nominal Capacity, due to temporary operational and maintenance restrictions of the Pipeline and its related and ancillary facilities, calculated for a given period, in which the effects of non- availability of the mechanical equipment, the maintenance of the line programs and the number of days of the period under consideration are to be borne in mind.

Date of Signature: Has the meaning assigned to it in the heading of this Contract.

Date of Commencement of the Payment of the Tariff: Shall be the date that occurs 12 months after the date of the first disbursement of the loans to be granted by the Lenders to Bicentenario under the Local Syndicated Loan Contract.

Date of Commencement of the Service: Is the date that is indicated in the notification that Bicentenario sends out to the Shipper when the Precedent Conditions are fulfilled.

Date of Termination: Is the date on which this Contract terminates, in accordance with Clause 14.

Guarantee: Means an irrevocable stand-by letter of credit or an irrevocable bank guarantee payable on first demand, issued by (a) a banking establishment authorized to operate in Colombia, with a AAA credit rating for its long-term debt in pesos, or (b) a foreign financial entity with a risk rating for its long-term debt in dollars that is no less than the foreign sovereign debt of Colombia, and in either event, designating as its beneficiary, the autonomous equity trust fund that is established by Bicentenario under the Local Syndicated Loan Contract, for which it can use the form that is included in Schedule F of this Contract.

Transporter’s Manual: Is the document whose purpose it is to establish the overall conditions for the transport of Crude owned by the shippers through the Pipeline, which constitutes Schedule B of this Contract and which is an integral part of it.

Calendar Month: Means the period of time that begins at 00:00 hours on the first Day of the Gregorian month and ends at 24:00 hours on the last Day of the same Gregorian month.

Month of Nomination: Means the Calendar Month immediately precedent to a Month of Operation.

Month of Operation: Means the Calendar Month for which the Shipper has nominated the transport service and during which the Transporter executes the Transport Program.

Nomination: means the request for the transport service that each Shipper formalizes for the Month of Operation, specifying the volume of transport required, the Point of Entry, the Crude Quality and the ownership of the Crude requested to transport.

Notification: Shall have the meaning assigned in Section 20.01(a) of the Contract.

Version for Signature Schedule A Definitions

Offer of Retained Crude: Means the communication sent by the Commissioner to the Shareholders, in which it indicates the total volume of retained Crude to be offered, the sale price, the terms and conditions for its payment and the term of validity of the offer.

Pipeline: Means the set of facilities and assets that comprise the private use Crude transport and lift capacity between the Araguaney Station and through the exit node at the Coveñas Terminal, for each of its construction stages, known as the ‘Oleoducto Bicentenario de Colombia’ pipeline, for the attention and benefit of Crude production, in accordance with the more detailed description that is indicated in the Third Clause of the Transporter’s Manual.

Purchase Option: Has the meaning assigned in Clause 19(c) of the AMI.

Operator: Means Ecopetrol S.A. or whoever may in the future be the Operator as a result of Bicentenario having opted for entrusting a third party (whether a Shareholder or not), with the operation and maintenance of the Pipeline.

Party or Parties: Means Bicentenario or the Shipper, or both, in accordance with the context in which the term is used.

Identifiable Losses: Means the Crude losses that can be located at a specific point in the Pipeline.

Unidentifiable Losses: Shall have the meaning indicated in numeral 20.2.1 of the Transporter’s Manual.

Term of Validity: Is the term that begins on the Date of Signature and ends on the Date of Termination.

Term for the Provision of the Service: Is the term that begins on the Date of Initiation of the Service and ends on the Date of Termination.

Ship and Pay Term: Means the 20-year term, as of the Day on which the Ship or Pay Term expires.

Ship or Pay Term: Means the term that commences on the date on the first date that occurs between the Date of Commencement of the Payment of the Tariff or the Date of Initiation of the Service, and ends on the last that occurs between (a) 12 years as of the date of commencement of the term, and (b) the Day on which all of the obligations that are the purpose of the Local Syndicated Loan Contract are extinguished.

Loyalty and Transparency Policy: Means the BICENTENARIO-PL-002 Policy, which is part of this Contract in Schedule D.

Lenders: Has the meaning assigned in recital 3 of this Contract.

Transport Program or Program: Means the program for operations of the Pipeline for a Month of Operation, prepared by Bicentenario on the basis of the transport nomination cycle. It specifies the use of the Effective Capacity, the volumes of Crude that enter at the Points of Entry, and the volumes of Crude that exit the Pipeline at the Points of Exit.

Version for Signature Schedule A Definitions

Point of Entry: Shall be the points of entry that are described in numeral 1 of Schedule H of the Contract.

Point of Exit: Shall be the points of exit that are described in numeral 2 of Schedule H of the Contract.

Shipper: Means Ecopetrol S.A., as it is identified at the beginning of the Contract.

Service: Means the service of receipt, transport, lifting and delivery of the Shipper’s Crude and its corresponding diluent, which shall be rendered by Bicentenario through the Araguaney – Banadía Segment, once the Conditions Precedent are fulfilled and during the Term or Provision of the Service.

CLC System: Means the Crude lifting and transport system, of private use, that is owned by Ecopetrol S.A., known as ‘Caño Limón-Coveñas.’

Monterrey – Araguaney System: Means the private use Crude lifting and transport system, owned by Ecopetrol S.A., known as ‘Monterrey – Araguaney.’

Tariff: Means the Crude transport tariff calculated in accordance with the methodology established in Schedule P of the AMI, which is transcribed literally and is a part of this contract as Schedule G.

Coveñas Terminal: Means he maritime terminal located in the Municipalities of Coveñas, Department of Sucre and San Antero, Department of Córdoba, Republic of Colombia, comprising the facilities that are owned by Bicentenario, Ecopetrol S.A., Oleoducto Central S.A. - Ocensa and Oleoducto de Colombia S.A. – ODC.

Araguaney – Banadía Segment: Means the segment of the Pipeline that begins at the Araguaney Station and ends at the Banadía Station, and which is described in detail in numeral 3.2.1 of the Transporter’s Manual.

Declared Value: Means the value of the Crude that is determined on the basis of the average for the sale price of the Vasconia Crude, or of the Crude that is used as a reference for marketing the Crude that is transported through the Pipeline, during the 10 Days prior to the date of the Offering of the Retained Crude, in accordance with the Platts quotation, for purposes of (a) the indemnity established in Section 8.01(c) of the Contract, or (b) its sale, as a consequence of its retention, in accordance with Section 3.07 of the Contract.

Versión para Firma Anexo B Manual del Transportador de Bicentenario

Schedule B
Bicentenario Transporter’s Manual (Attachment H to the AMI)

Versión para Firma Anexo C Código de Buen Gobierno de Bicentenario

Schedule C

Bicentenario Good Governance Code

Versión para Firma Anexo D Política de Lealtad y Transparencia de Bicentenario

Schedule D
Bicentenario Loyalty and Transparency Policy

Versión para Firma Anexo E Metodología para el Cálculo de la Garantía

Schedule E
Methodology for the Calculation of the Guarantee

The Guarantee that the Shipper undertakes to maintain in favor of Bicentenario in accordance with the provisions of Clause 5 of the Contract shall be calculated as follows:

1.            The total amount of the Guarantee that the Shipper is to deliver shall correspond to 6 months of revenue corresponding to the transport of the Shipper’s Contracted Capacity.

2.            It shall be calculated by multiplying (i) the Shipper’s Contracted Capacity that the Shipper undertakes to pay on a monthly basis (in accordance with this Contract) by (ii) the Tariff (calculated in accordance with Schedule G of the Contract), times (iii) 6.

Version for Signature Schedule F Model for the Stand-By Letter of Credit

Schedule F
Model for the Stand-By Letter of Credit

Letter of Credit No. [______]

PLACE AND DATE OF ISSUE:	[________________]
EXPIRATION DATE:	[________________]
NOMINAL VALUE:	US$[_____________]
ISSUING BANK:	[________________]
BENEFICIARY:	P.A. Bicentenario I
ORIGINATOR:	[________________]

By means of this document, we hereby communicate to you that, for the account of [__________] (the “Originator”), a company incorporated in accordance with the laws of [_______], the Bank [________] (the “Bank”) has issued in favor of Bicentenario I, with tax identification number [______] (the “Beneficiary”), this irrevocable stand-by letter of credit payable on first demand (the “Letter of Credit”) to support the payment of the obligations, whether monetary or not, of the Shipper under the crude transport contract entered into with Oleoducto Bicentenario de Colombia S.A.S. on June 20th, 2012 (the “Contract”), for up to the nominal value indicated above (the “Guaranteed Obligations”).

This Letter of Credit shall be in force from the [_] of [______], 20[_] through the date on which [___] ([_]) calendar Days have gone by after the [__] of [___], [_____].

It is understood that the Bank’s liability derived from this Letter of Credit, is limited solely and exclusively to the amounts and during the terms that are indicated in the heading of the Letter of Credit.

In the event of non-compliance by the Originator of all or any of the Guaranteed Obligations, the Beneficiary, in accordance with what is provided for in the Contract, shall communicate said non-compliance to the Bank in its offices located at [__________], within the term of validity of this Letter of Credit. On the same date on which the aforementioned communication is received by the Bank, the Bank shall proceed to unconditionally pay, to the order of the Beneficiary, the amounts indicated in the communication of non-compliance, without at any time exceeding the total guaranteed amount, against this Letter of Credit, in (i) pesos, legal tender currency in the Republic of Colombia, or (ii) United States of America dollars. In the event that the Beneficiary makes partial use of this guarantee, the unused portion shall continue to guarantee the Guaranteed Obligations and may be called by the Beneficiary in the event of non-compliance by the Originator, through the aforementioned term of validity indicated above.

If the aforementioned communication of non-compliance is not received within the term of this Letter of Credit, the Bank’s responsibility derived from it shall cease.

Versión para Firma Anexo F Modelo Carta de Crédito Stand-By

The communication in which the Bank is notified of the non-fulfillment of the Guaranteed Obligations shall consist of a document duly signed by the legal representative of the Beneficiary, in his condition as spokesperson for the Beneficiary, or by whomever is acting as such, in which he states the non-fulfillment by the Originator of the Guaranteed Obligations and requesting the total or partial payment of this guarantee. In this communication, the number of this Letter of Credit is to be cited, and the amount for which it is used. In case the Beneficiary opts for using this Letter of Credit in pesos, legal tender currency in the Republic of Colombia, the nominal value of the Letter of Credit shall be converted at the market representative exchange rate certified by the Finance Superintendence of Colombia for the date on which the communication is sent to the Bank.

This document shall be governed by the International Stand-by Practices (ISP98) of the International Chamber of Commerce.

Version for Signature Schedule G Methodology for the Calculation of the Tariff

Schedule G
Methodology for the Calculation of the Tariff (Attachment P of the AMI)

1.          General

The Shareholder Tariff shall be determined in order to grant Bicentenario a 10.5% annual internal rate of return (IRR) (or whatever rate that the General Shareholders Assembly may agree to for the tariff period), in real terms. The target return shall be calculated on the Free Cash Flow (“FCF”, as defined below), which comprises the operational revenues, the costs and expenses for management, operations and maintenance of the business, the investments, taxes and working capital needs. The resulting target internal rate of return (IRR) for the project, measured on the FCF shall determine the Tariff. The resulting Free Cash Flow (FCF) shall be destined to cover the service of the debt to the Lenders and to return the resources invested to the Shareholders

2.          Calculation

The initial Tariff shall be established on the first date that occurs between the Date of Initiation of the Service or the Date of Initiation of the Payment of the Tariff, on the basis of the Bicentenario financial forecasts that arise from the Model for the Calculation of the Tariff.

The Tariff for the following year shall be determined during the month of October of each year, following the aforementioned methodology.

The Tariff shall be reviewed every 3 months. If in the interim reviews as a result of changes in the projections, the Tariff is modified by 5% or more, the Tariff shall be adjusted as of the month following said review, in order to avoid the persistence of a potential deficit or surplus during the period. The adjustments to the Tariff shall not consider possible variations in the costs of financing.

The process consists on determining the annual FCFs for a period that goes from November 2010 through the fifteenth year, as of the entry into operation of the Pipeline. The estimated annual FCF shall consider both known historical values as well as future estimated values.

The Tariff shall be adjusted with the required frequency as a result of the quarterly reviews established above, and in accordance with the denomination of the currency for the Bicentenario financial obligations; that is to say, there will be a percentage (%) of the Tariff in dollars, which shall be adjusted with the CPI for the United States, and, similarly, there will be a percentage (%) of the Tariff in pesos, which shall be adjusted with the Colombian CPI.

3.          Definition of the FCF

The concept behind the FCF is the determination of the cash flow that Bicentenario would have, or would have had, if it did not have a financial debt. This shall be constructed with actual and forecast figures.

The FCF is calculated as follows:

Version for Signature Schedule G Methodology for the Calculation of the Tariff

-	The revenues are calculated on the basis of numeral 3.1.1 of this Schedule (the “Calculated Revenues”).

Minus

-	All Bicentenario management, operational and maintenance costs and expenses.

Minus

-	The operational taxes.

Minus

-	The unleveraged estimate for the payment of income taxes (the taxes that would have been paid or that would be paid if there were no financial debt or cash flow surpluses).

Minus (Plus)

-	The increase (or reduction) in working capital.

Minus

-	The capital investments required for the construction of the Pipeline, including expenses that can be capitalized.

The calculation of the FCF shall be explained in detail in the Model for the Calculation of the Tariff (as this term is defined below).

3.1.        Procedure for the Calculation of the Tariff

3.1.1.     The Line for Calculated Revenues included in the FCF is calculated as follows:

3.1.1.1.     For historical periods: One multiplies (i) the respective Tariff for each historical period by (ii) the greater value between (A) the entire Contracted Capacity by all of the Shareholders or their Affiliates on the Date of Signature, and (B) the number of Barrels actually transported during each period. The historical revenues on account of transport royalties are added to this amount, calculated in accordance with the tariff of the Agencia Nacional de Hidrocarburos established in the Transporter’s Manual, as well as any other revenues that are received by Bicentenario for other services.

Version for Signature Schedule G Methodology for the Calculation of the Tariff

3.1.1.2.     For forecast periods: One multiplies (i) the entire Contracted Capacity by all of the Shareholders or their Affiliates on the Date of Signature by (ii) a base tariff (the “Base Tariff”) that shall initially be the tariff in force. The Base Tariff is escalated every year, projected on the basis of inflation through the fifteenth year as of the date of entry of the Pipeline into operation. In turn, this shall be indexed in accordance with what is described in point 2 above, in accordance with the composition of currencies of the Bicentenario financial obligations. The forecast revenues on account of transport royalties shall be added to this amount, that are calculated in accordance with the tariff of the Agencia Nacional de Hidrocarburos established in the Transporter’s Manual, as well as any other revenues that Bicentenario receives on account of other services.

3.1.2.     The other components of the FCF are obtained on the basis of the premises of the Tariff Calculation Model, previously approved by the Board of Directors and on line with the conditions of the Bicentenario financial obligations. The amounts are to be nominal (that is to say, that they are to take into account the effects of inflation on the prices that comprise them).

3.1.3.     Once the annual series of the historical and projected FCF have been obtained, the nominal figures shall be affected by dividing them by the historical and projected inflation, accumulated since 2010, thus obtaining the FCF in constant terms in 2010 values (the “Constant FCF”).

3.1.4.     The internal rate of return for the Constant FCF is calculated.

3.1.5.     The Base Tariff is adjusted until the internal rate of return for the Constant FCF is 10.50% with a ± 0,01% tolerance level.

3.2.        Model for the Calculation of the Tariff

The Board of Directors of Bicentenario shall approve a model for the calculation of the Bicentenario Tariff (the “Model for the Calculation of the Tariff”), that permits performing the calculations for the Tariff on the basis of the methodology that has been described. The Model for the Calculation of the Tariff shall also be known to the creditors of Bicentenario, in line with the Local Syndicated Loan Contract or with the rest of the indebtedness agreements that may be in force from time to time.

The first Tariff that will be applicable on the Date of commencement of the Service or on the Date of Commencement of payment of the Tariff, whichever occurs first, shall be the one approved by the Bicentenario Board of Directors, with 60 Days advance notice to said dates.

3.3.        Example for the Calculation of the Tariff

With the sole purpose to clarify the calculation of the Tariff and to provide an example of it, an example is provided for the calculation of the Tariff:

Version for Signature Schedule G Methodology for the Calculation of the Tariff

Financial Model – Version delivered to the Banks (November 30th, 2011)

Bicentenario Pipeline

Control Sheet

Figures in Millions of Current Pesos

	Dec-10	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17	Dec-18	Dec-19	Dec-20	Dec-21	Dec-22	Dec-23	Dec-24	Dec-25	Dec-26	Dec-27
CASH FLOW	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Revenues	-	-	235.014	574.439	591.652	609.381	629.357	646.452	665.824	685.778	708.260	727.499	749.303	771.761	797.063	818.716	843.255	868.531
Opex	(10.248)	(32.957)	(74.531)	(91.220)	(98.327)	(97.764)	(100.699)	(107.101)	(113.323)	(115.419)	(115.456)	(116.750)	(123.986)	(131.028)	(131.238)	(133.744)	(137.737)	(143.545)
EBITDA	(10.248)	(32.957)	160.483	483.218	493.325	511.617	528.658	539.351	552.502	570.359	592.804	610.749	625.317	640.733	665.825	684.972	705.519	724.986
Income Tax	-	-	(2.112)	(5.392)	(25.883)	(33.377)	(43.013)	(52.828)	(60.706)	(70.052)	(81.152)	(94.261)	(106.426)	(121.225)	(133.796)	(148.684)	(156.356)	(164.614)
Working Capital	(995)	72.137	(45.680)	(7.397)	1.004	273	282	572	558	215	45	151	647	632	64	257	382	535
Capex	(127.879)	(1.253.766)	(1.422.453)	(38.903)	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Free Cash Flow	(139.123)	(1.214.586)	(1.309.762)	431.527	468.445	478.514	485.927	487.094	492.354	500.522	511.697	516.639	519.539	520.140	532.093	536.545	549.545	560.907

The table above corresponds to the Annual Free Cash Flow for the Project, calculated by taking the following assumptions:

1.	Operational Assumptions:
a.	Date of Initiation of Operations of the Unloading Dock: January 2012.
b.	Barrels discharged per day: 1,000.
c.	Discharge Tariff: $USD 1.4075 per Barrel. (Average Tariff between USD 1.35 for Shareholders and USD 1.60 for third parties)
d.	Date of Commencement of Operations for the Line: August 2012.
e.	Barrels transported per day: 110,000.
f.	Opex: According to the budget for the Bicentenario Operations Area (COP$ 91,220 million current pesos for the year 2013).
2.	Investment Assumptions:
a.	Total value of the Investments: August 2011 $USD 1,487 MM (budget for Stages 0 and 1).
b.	Investment Schedule: In accordance with the budget delivered by Bicentenario.
3.	Historical Information:
a.	Reconstruction of the monthly cash flow for the project, using the financial information for the Oleoducto Bicentenario Pipeline, from December 2010 through October 2011.
4.	Investment Amortization:
a.	Investments in the Unloading Dock: 10 Years
b.	Investments in the Line: 15 Years
5.	Working Capital:
a.	Turnover on Accounts Receivable: 7 days.
b.	Turnover on Accounts Payable: 30 days.

Version for Signature Schedule G Methodology for the Calculation of the Tariff

With the aforementioned assumptions, and bearing in mind the methodology for the calculation of the Transport Tariff determined in Schedule G, “Methodology for the Calculation of the Tariff” (Attachment P of the AMI), the Transport Tariff per Barrel was determined. Under this preliminary scenario, a Tariff of June 2010 $USD 7.085 per Barrel was determined.

Version for Signature Schedule H Point of Entry and Point of Exit

Schedule H
Point of Entry and Point of Exit

Point #	Type of Point	Name of the Point	Distance (in km)
1	Point of Entry	The point of entry is considered to be the valve manifold of exit from the ECOPETROL VIT at the Araguaney Plant, in the course to the Bicentenario storage tanks.	00+00
2	Point of Exit	The point of exit is considered to be the point of exit of the Pipeline, located at the last flange of the measuring point at the exit of the Pipeline at the Banadía Station.	229+300

Versión para Firma Anejo J Calidad y Especificaciones del Crudo a Transportar

Schedule I
Rules for the Sale of Retained Crude (Section 3.07)

1.	Provisional Notification: Bicentenario shall deliver a Provisional Notification to the Shipper, for which the Shipper shall have the term established in said Provisional Notification (which cannot be less than 10 business days), to express its consent for the sale of Retained Crude to be made by Bicentenario, without the need to resort to the Commissioner.

2.	Entrusted for the Sale:

(a)	In the event that the Shipper, within the term established in the Provisional Notification, authorizes Bicentenario to undertake the sale of the Crude without resorting to the Commissioner, said sale shall be made in accordance to the rules established in this Anexo I.

(b)	If the Shipper does not authorize Bicentenario under the terms of the Provisional Notification and within the established term, the sale of the Crude shall be made by a Commissioner, in accordance with the rules established in this Anexo I.

3.	Value of the Sale: Bicentenario, directly or through the Commissioner, as the case may be, shall make a Reasonable Effort to sell the retained Crude at market prices and, in any event, at a price of not less than 75% of the Declared Value and in United States of America dollars, which shall be indicated in the Offer for Retained Crude.

4.	Crude Offering: The Commissioner or Bicentenario, as the case may be, shall offer the retained Crude in accordance with the following rules:

(a)	Right of Preference of the Shareholders: The retained Crude is to be offered initially to the Shareholders that are in compliance of their payment obligations under their corresponding Transport Contracts, who shall have the right to purchase the retained Crude preferentially in an equivalent prorated amount to their shareholding in Bicentenario at the time of the sale, for which:

(i)	The Commissioner or Bicentenario, as applicable, shall send an Offering for the Retained Crude to the Shareholders within 2 Days following the expiration of the term established in Section Clause 14(b)(i) of the Contract (150 Days as of the date on which the payment of the corresponding invoice should have been made).

(ii)	The performing Shareholders shall have a 10-Day term to send a communication to the Commissioner or to Bicentenario, as the case may be, in which they accept or reject the offer.

Versión para Firma Anejo J Calidad y Especificaciones del Crudo a Transportar

-	If a Shareholder does not pronounce itself within the 10-Day term, it shall be understood that the offer has been rejected.
-	If the 10 Day term has gone by and a Shareholder has not pronounced itself or rejects the offer, those Shareholders that did accept the offer shall acquire the retained Crude on a pro rata basis to their shareholding in Bicentenario at the time of the sale, under the terms indicated in the Offer for Retained Crude.
-	If the 10 Day term has gone by without any Shareholder accepting the offer, or not making a pronouncement about it, the Commissioner or Bicentenario, as the case may be, shall proceed in accordance with literal (d) below.
-	If the 10 Day term has gone by and a Shareholder has pronounced itself and there is still retained Crude that has not been sold, it shall be proceeded in accordance with literal (b) below, in order to sell said Crude.

(b)	Public Sale: The Commissioner or Bicentenario, as the case may be, shall proceed to offer the retained Crude by means of a public procedure and, in the event that it is the Commissioner, this shall be done in accordance with the internal regulation of the Commissioner for public offerings by means of an auction for goods similar to the retained Crude. In any event, the minimum conditions under which the retained Crude is to be offered shall be those indicated in the Offer for Retained Crude.

5.	Destination of the Value of the Sale: The product of the sale of the retained Crude shall be applied, within the 3 Days following its receipt, as follows: (i) to the unfulfilled monetary obligation or to the reparation of the damages caused by said monetary obligation, after the deduction of the costs and expenses incurred by Bicentenario in the storage, marketing or auction or sale of the retained Crude, if any; and if there is any remaining amount, (ii) (1) a credit note shall be issued in favor of the Shipper, which shall be included in the invoices that are issued in subsequent months, until the amount of it is extinguished, in the case that the Contract has not been terminated, or (2) said amount shall be deposited in the bank account indicated by the Shipper, in the event that the Contract has been terminated.

Versión para Firma Anejo J Calidad y Especificaciones del Crudo a Transportar

Schedule J
Quality and Specifications of the Crude to be Transported

I.	STAGE 1

1.	Estimated Quantities of Crude to be Transported in Stage 1:

Product	Daily average (Barrels/calendar day)
Crude	60,502.19

2.	Properties of the Products to be Transported:

The Quality Specifications indicated in Table No. 1 correspond to the ones that are to be fulfilled by the final mix of Crudes to be transported through Bicentenario in Stage 1:

TABLE No. 1

TEST PARAMETER	VALUE OF THE PARAMETER	TEST STANDARD
Sediment and water or particles	Not to exceed 0.5% on volume	Sediments – ASTM D473 Water – Karl Fisher
API at 60°F	Greater than 24 degrees API and less than 50 degrees API	D1298
Viscosity at the reference Temperature	Not greater than 50 cSt at 30°C	ASTM D445 or D446
Vapor Pressure	Not to exceed 11 lb/square inch Reid Vapour Pressure	ASTM D323
Receipt Temperature	Not to exceed 120°F
Salt Content	Not to exceed 20 PTB	ASTM D 3230
Pour Point	Not to be greater than 12 °C	ASTM D 93
Sulphur	Less than or equal to 0.9%	ASTM D4294 Fluorescence Spectrometry

The above, without prejudice that the Operator, through its quality analysis, verifies parameters such as metals, TAN, among others. Based on these tests, Bicentenario shall notify the Shipper of the actions that are to be taken in order to prevent impacts on the operations of the system or affectations to the quality of other Crudes.

Versión para Firma Anejo J Calidad y Especificaciones del Crudo a Transportar

Bicentenario shall transport this mix received from Ecopetrol S.A. at the Araguaney Station through the Araguaney - Banadía Segment and shall deliver it at the Banadía Station with the same quality specification received at the CLC System.

II.          SUBSEQUENT STAGES

In Subsequent Stages, the Pipeline shall operate on the basis of a system of segregations and volumetric compensations, the terms of which are regulated in the Transporter’s Manual, and the Shipper is to guarantee that the Crudes to be transported comply with the specifications indicated in Table No. 2 or Table No. 3 of this Schedule, as the case may be.

Batches of the mix of intermediate and heavy Crudes shall be transported in a segregated manner, in accordance with the following detail:

1.          The Quality Specifications indicated in Table No. 2, correspond to those that the mix of intermediate Crudes to be transported through Bicentenario are to comply with:

TABLE No. 2

TEST PARAMETER	VALUE OF THE PARAMETER	TEST STANDARD
Sediment and water or particles	Not to exceed 0.5% in volume	Sediments – ASTM D473 Water – Karl Fisher
API at 60°F	Greater than 24 degrees API and less than 50 degrees API	D1298
Viscosity at the reference Temperature	Not greater than 50 cSt at 30°C	ASTM D445 or D446
Vapor Pressure	Not to exceed 11 lb/square inch Reid Vapour Pressure	ASTM D323
Receipt Temperature	Not to exceed 120°F
Salt Content	Not to exceed 20 PTB	ASTM D 3230
Pour Point	Not to be greater than 12°C	ASTM D 93
Sulphur	Less than or equal to 0.9%	ASTM D4294 Fluorescence Spectrometry

The above, without prejudice that the Operator, through its quality analysis, verifies parameters such as, TAN, among others. Based on these tests, it shall notify the Shipper of the actions that are to be taken in order to prevent impacts on the operations of the system or affectations to the quality of other Crudes.

Versión para Firma Anejo J Calidad y Especificaciones del Crudo a Transportar

Bicentenario, on the basis of its present or future facilities, shall exercise its best efforts to permit the entry of the Shipper’s Crude volumes with specifications that are less than 24° API and/or greater than 50 Cst. The costs associated with the operations of dilution or of the necessary infrastructure to bring the Crude to the specifications agreed to in Table No. 2 and that permit its transport through the Pipeline shall be for the account of the Shipper.

2.	The Quality Specifications indicated in Table No. 3, correspond to those heavy crude segregations that are to be transported through Bicentenario:

TABLE NO. 3

TEST PARAMETER	VALUE OF THE PARAMETER	TEST STANDARD
Sediment and water or particles	Not to exceed 0.5% on volume	Sediments – ASTM D473 Water – Karl Fisher
API at 60°F	Greater than 18 degrees API but less than 50 degrees API	D1298
Viscosity at the reference Temperature	Not to exceed 300 cSt at 30°C	ASTM D445 or D446
Vapor Pressure	Not to exceed 11 lb/square inch. Reid Vapour Pressure	ASTM D323
Receipt Temperature	Not to exceed 120°F
Salt Content	Not to exceed 20 PTB	ASTM D 3230
Pour Point	Nor to be greater than 12°C	ASTM D 93
Sulphur	Less than or equal to 2%	ASTM D4294 Fluorescence Spectrometry

The above, without prejudice that the Operator, through its quality analysis, verifies parameters such as metals, TAN, among others. Based on these tests, Bicentenario shall notify the Shipper of the actions that are to be taken in order to prevent impacts on the operations of the system or affectations to the quality of other Crudes.

Versión para Firma Anejo J Calidad y Especificaciones del Crudo a Transportar

Bicentenario, on the basis of its present or future facilities, shall exercise its best efforts to permit the entry of the Shipper’s heavier Crudes with specifications that are less than 18° API and/or greater than 300 cSt. The costs associated with the operations of dilution or of the necessary infrastructure to bring the Crude to the specifications agreed to in Table No. 3 and that permit its transport through the Pipeline shall be for the account of the Shipper.

3.	Bicentenario may opt to receive and transport the Shipper’s heavier Crude volumes or to accept to transport segregated crudes, other than those indicated in Table 2 and Table 3 above, provided that it is technically and economically feasible.

If said operation is technically and economically feasible, Bicentenario shall submit it for the approval of the Bicentenario Board of Directors, together with the scheme for the acknowledgement of the costs associated for the infrastructure and the operation proposed, which in all cases shall be for the account of the interested Shipper.